Exhibit 16.1

July 20, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Apollomics Inc.’s Form 6-K dated July 20, 2023, and have the following comments:

1.	We agree with the statements made in the section “Dismissal of independent registered public accounting firm” for which we have a basis on which to comment on, and we agree with the disclosures.

2.	We have no basis on which to agree or disagree with the statements made outside of the aforementioned section.

Yours truly,

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP